EXHIBIT 10.2

September 24, 2007

Louis Drapeau
8 Whiting Court
Moraga, CA 94556

Dear Louis:

It is with great pleasure that InSite Vision Incorporated (“InSite Vision” or the “Company”) offers you the position of Vice President and Chief Financial Officer reporting to S. Kumar Chandraskeran, Chairman of the Board and CEO. Your annual base salary will be $195,000.00, payable as $8,125.00 semi-monthly, less applicable deductions and withholdings, in accordance with InSite Vision’s normal payroll procedures. Generally, your salary will be reviewed annually, but the Company reserves the right to change your compensation from time to time on reasonable notice. You will also be eligible for additional compensation through an annual bonus incentive program. If you accept this offer of employment, your start date will be no later than Monday, October 1, 2007.

This position is part-time in nature at approximately thirty (30) hours per week. InSite Vision offers excellent health, dental and vision insurance plans. You will also be eligible for paid vacation, holidays, generous life and disability insurance programs, and a comprehensive 401(k) plan. These benefits may change from time to time, but you will receive those benefits applicable to employees in your job classification, unless we agree otherwise.

As a key member of the InSite Vision team, you will be awarded a stock option to purchase 50,000 shares of the Company’s common stock pending the approval of the InSite Vision Board of Directors (the “Board”). The stock option will be exercisable at a price reflecting fair market value as determined by the Board at the date of grant. The option will be contingent upon you executing InSite Vision’s standard stock option agreement. So long as you continue in service with InSite Vision, the option will vest over a four (4) year period.

You will also be eligible to purchase shares of InSite Vision’s common stock at a discount through the Employee Stock Purchase Plan (the “Plan”). You may begin participation in the Plan on the start date of any purchase period following your completion of six (6) months of continuous service with the Company.

Employment with InSite Vision is for no specific period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as InSite Vision's personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Employment Offer Letter - Drapeau, Louis

As an exempt professional employee, you are required to exercise your specialized learning, training, expertise, and independent judgment and discretion to provide high-quality professional services. You are required to follow office policies and procedures adopted from time to time by the Company, and to take such general direction as you may be given from time to time by your superiors.

Your employment pursuant to this offer letter is contingent on the following: (1) the completion of your employment background check and the Company’s satisfaction with the results; (2) your ability to provide the Company with legally-required proof of your identity and authorization to work in the United States; (3) your signing of the enclosed Proprietary Information and Inventions Agreement.

We feel the skills, abilities, and experience that you bring to InSite Vision will be a valuable addition to our team. In return, I am confident that we can provide you the challenge, opportunity, and rewards you desire. If we may be of assistance to you in any matter concerning this offer, please do not hesitate to call me.

This letter, the Proprietary Information and Inventions Agreement and any stock option purchase agreement between you and InSite Vision set forth the terms of your employment with us and supersede any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Agreement to Human Resources. If we do not hear from you, this offer of employment will automatically expire on Wednesday, September 26, 2007.

Sincerely,

INSITE VISION INCORPORATED

/s/ S. Kumar Chandrasekaran

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board and CEO

Enclosures

AGREED AND
ACCEPTED:                                       DATE:

EMPLOYMENT START DATE: